Joint Annual Shareholder Meeting Results:

The Funds held their joint annual meeting of shareholders on December 16, 2009. Common/Preferred shareholders voted as indicated below:


Income Strategy II:
								Withheld
						Affirmative     Authority
Election of R. Peter Sullivan, III -
Class II to serve until 2012 			36,283,414      996,035

Messr. Paul Belica, Robert E. Connor*, Hans W. Kertess, William B. Ogden, IV, James A. Jacobson and John C. Maney+ continue to serve as Trustees of Income Strategy II.

* Preferred Shares Trustee
+ Interested Trustee